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                     RES - PBGC Memorandum of Understanding

         The following are the key terms of the Agreement (the "Agreement") between the Pension Benefit Guaranty Corporation ("PBGC") and RES Holding Corporation ("RES"). The parties agree to be bound by these terms, subject to definitive documentation.

1. PBGC Obligations

         In consideration of RES obligations described in this term sheet. PBGC will forebear from instituting proceedings to terminate the Republic Engineered Steels, Inc. ("RESI") USWA Defined Benefit Plan, (the "Plan") (as further defined below) or any single employer defined benefit pension plan of Bar Technologies, Inc. ("BarTech") or its affiliates under section 4042(a)(4) of ERISA as a result of (i) the acquisition of RESI by RES pursuant to a tender offer (the "Tender Offer") by its wholly owned subsidiary, RES Acquisition Corporation ("Acquisition") and the subsequent merger of Acquisition with and into RESI (the "Merger" and, collectively with the Tender Offer, the "Transaction"), (ii) the subsequent combination ("Combination") of RES and RESI under a common ultimate parent corporation ("Ultimate Parent") with the operating assets of BarTech (whether by merger or otherwise), including any financings or refinancings by RES, RESI, BarTech and/or their affiliates in connection therewith or resulting therefrom, and/or (iii) the plant closings and/or discontinuations identified in the confidential memorandum (each, a "Permitted Closure") as identified in Attachment A.

2. RES Obligations

         RES shall cause RESI to comply with the requirements hereof.

3. RESI Obligations

         (a) RESI shall make a cash contribution ("Required Contribution") to the Nubar Plan i.e., the defined benefit pension plan that results from the replacement or merger of the plan maintained by RESI with the plan maintained by Nubar as referenced in I. E. 9 of the 1998 Settlement Agreement between United Steelworkers of America, AFL-CIO and BarTech and RES Acquisition Corporation (the "Plan") in the amount of $27 million within five (5) business days after January 1, 1999. Such contribution shall be in addition to the $3.2 million paid in January 1998.

         (b) Thereafter, one or more entities described in paragraph 6 below as being liable for the Required Contribution shall make a Required Contribution in the amounts and on the dates indicated by the following chart. If at any time minimum funding contributions under IRC ss. 412 exceed the amount of the Required Contribution the contributions under ss. 412 shall be made in lieu of the Required Contribution. All Required Contributions are cash contributions to the Plan. The amounts of Required Contributions under this agreement are

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         based on projections that include the assumption that no shutdown benefits will be granted and that certain liabilities will arise from granting 1,000 ERBs.

Date                                 Amount ($mill)
----                                 --------------
no later than 7/1/99                       $20.0
no later than 10/1/99                        7.5
no later than 1/1/00                         7.5
no later than 4/1/00                         7.5
no later than 7/1/00                         7.5
no later than 10/1/00                        7.625
no later than 1/1/01                         7.625
no later than 4/1/01                         7.625
no later than 7/1/01                         7.625
no later than 10/1/01                        9.075
no later than 1/1/02                         9.075
no later than 4/1/02                         9.075
no later than 7/1/02                         9.075
no later than 10/1/02                        8.475
no later than 1/1/03                         8.475
no later than 4/1/03                         8.475
no later than 7/1/03                         8.475

          (c) Notwithstanding the provisions of paragraph 3(b), in the event BarTech's employees are not participants in the Plan on any Contribution Date listed above, then BarTech minimum funding contribution under I.R.C. ss. 412 to the defined benefit plan in which BarTech's employees participate on such Contribution Date rather than to the Plan. If BarTech's employees are not participants in the Plan, the Required Contribution shall be as follows:

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Date                                 Amount ($mill)
----                                 --------------
no later than 7/1/99                       $20.0
no later than 10/1/99                        7.5
no later than 1/1/00                         7.5
no later than 4/1/00                         7.5
no later than 7/1/00                         7.5
no later than 10/1/00                        7.5
no later than 1/1/01                         7.5
no later than 4/1/01                         7.5
no later than 7/1/01                         7.5
no later than 10/1/01                        7.55
no later than 1/1/02                         7.55
no later than 4/1/02                         7.55
no later than 7/1/02                         7.55
no later than 10/1/02                        7.55
no later than 1/1/03                         7.55
no later than 4/1/03                         7.55
no later than 7/1/03                         7.55

         (d) Any portion of the Required Contribution will not be required to the extent that it is not tax-deductible. Determination of current liability for tax deductibility purposes will be computed using the interest rate that represents the lowest end of the permissible range. RES will provide PBGC with evidence, at the date the particular payment is due, that a particular portion of the Required Contribution is not being made because it is not deductible. This evidence will be subject to PBGC's review.

4. Letter of Credit

         The portions of the Required Contribution due no later than (a) five
(5) business days after January 1, 1999, and (b) July 1, 1999, respectively (the "Due Dates"), will be backed by a $47 million letter (or letters) of credit ("L/C") which will have been put in place within five (5) business days after the date of this Agreement. The L/C shall provide that in the event a Responsible Entity

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fails to make the Required Contribution due by the applicable Due Date, then
PBGC may draw down on the L/C for the benefit of the Plan in an amount equal to the missed payment. If a Responsible Entity does make the applicable portion of the Required Contribution on or before a Due Date the amount of the L/C will be reduced to the remaining unpaid amounts due on any applicable Due Date.

5. Required Credit Balance

         (a) At the end of any plan year beginning from January 1, 2004 through the end of the agreement, the Plan's Required Credit Balance shall be the sum of

              (i) the Plan's December 31, 2003 funding standard account credit balance, plus

              (ii) interest on (i) above to the end of the plan year at the funding standard account rate

         (b) For each Plan Year beginning with January 1, 2004 through the end of the Agreement, cash contributions will be made to the Plans during the Plan Year so that the Plan's funding standard account credit balance at the end of the Plan Year is at least equal to the Required Credit Balance, provided, however, that nothing herein shall require any contribution to be made to the extent any such contribution is not tax deductible in accordance with the terms of Paragraph 3(d)

6. Joint and Several Liability

         From the date hereof until the consummation of the Combination, RES, and at all times thereafter, the Ultimate Parent (in each case "Holdings") and each entity that is a member of the Holdings Controlled Group shall be jointly and severally liable for each Required Contribution, provided, however, that (i) such member shall not be so liable if it is acquired by Holdings or a member of the Holdings Controlled Group subsequent to the closing of the Combination and all of its financing in excess of $500,000, whether equity or debt, is non-recourse to, and not guaranteed or contributed by, Holdings or any other member of the Holdings Controlled Group, and (ii) no stockholder of Holdings will be liable for any portion of the Required Contribution. This provision does not apply to require minimum funding contributions under section 412 of the I.R.C. or controlled group liability under ERISA upon termination of a plan.

7. Expiration of the Agreement

         This Agreement will terminate upon the earliest to occur of (a), (b),
(c), or (d) below but in the case of (a), (b), or (c), no earlier than September 15, 2003

         (a) The date on which Ultimate Parent obtains ratings on its unsecured debt from Standard & Poor's and Moody's of at least BBB- and Baa3, respectively,

         (b) The date on which Ultimate Parent demonstrates to the PBGC that the Plan has no unfunded benefit liability as determined under ERISA ss. 4001(a)(18) and relevant regulations as of the last day of the Plan Year for any two consecutive Plan Years (the last day of the Plan Year in the second consecutive year being the measurement date),

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         (c) In the event there is no rating as provided in section (a) above, the date on which Ultimate Parent obtains a private rating on a hypothetical issue of unsecured debt at the rating level from S&P and Moody's of at least BBB- and Baa3, respectively. For purposes of obtaining such private ratings, the amount of the hypothetical debt issue will equal at least $100 million; and

         (d) The date on which PBGC receives a Post Distribution Certification for the Plan pursuant to 20 C.F.R. ss. 4041.27(h) indicating that the Plan has been successfully terminated in a standard termination under ERISA ss. 4041(b).


8. Notice and Information Requirements and Other

         Ultimate Parent shall provide PBGC the following:

         (a) Form 5500 when filed with the IRS and Actuarial Valuation Report no later than September 30 of the current plan year, for the Plan

         (b) By July 1 of each Plan year beginning with 1999,

             (i) a statement showing, as of May 31 of the current year, the total number of ERBs offered and the total number of ERBs accepted during the term of the agreement; and the market value of Plan assets; and

             (ii) a statement and detailed supporting schedules, certified by the Plan's enrolled actuary, showing the following present values as of September 30 of the current year. The present values will be calculated based on participant data as of January 1 of the current year (adjusted for any significant events that have occurred or are expected to occur) and PBGC plan termination assumptions as of March 31 of the current year, guaranteed benefits; guaranteed benefits phased in since the prior September 30, benefits that would be guaranteed but are not yet phased in, and the phase in dates for these benefits; total benefit liabilities of the Plan, and beginning in 2003, non-guaranteed benefits payable in Priority Category 3;

             (iii) The present values in 8(b) may be calculated using
                   approximation techniques similar to those employed by the Plan's enrolled actuary in the estimation of benefit liabilities used by the parties in negotiating the Memorandum of Understanding and outlined in a side letter. PBGC shall have the right to receive actual calculations if the approximation techniques described in Attachment B have not been used.

         (c) Certification from the Plan's enrolled actuary that individual employee data is in sufficient detail to calculate participant benefits in each Priority Category at the current January 1 valuation date is being maintained, and that such data will be supplied to PBGC if requested

         (d) By December 31 of each plan year beginning with the 2003 plan year, a certified actuarial statement, plus supporting calculations, that specifies the Plan's Required

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         Credit Balance and the amount of the contribution for that plan year that is necessary to maintain the Plan's Required Credit Balance.

         (e) Written notice of failure to make any Required Contribution within five (5) business days after the due date.

         (f) Written notice thirty (30) days prior to any change in any of the Plan's actuarial assumptions or methods for the purpose of the minimum funding standard of section 412 of the IRC, which change shall be subject to the PBGC's consent in advance, such consent not to be unreasonably withheld.

         (g) Written notice sixty (60) days prior to any merger and/or any transfers of liabilities or assets described in section 414(l) of the IRC to or from the Plan (other than mergers or transfers involving amounts less than 3% of assets or liabilities in any Plan year).

         (h) Written notice thirty (30) days prior to any transaction that would have the effect of transferring sponsorship of any of the Plan outside of the Ultimate Parent Controlled Group.

         (i) Written notice of any Plan amendment the earlier of (a) 30 days prior to adoption or (b) at the same time the proposed amendment is sent for ratification to union members; provided, however, that in the case of an amendment to the Plan that is required by law, written notice within 10 days after adoption of the amendment.

         (j) Written notice within thirty (30) days after any Permitted
         Closures.

         (k) Written notice within thirty (30) days after delivery or receipt of any notice of default under any debt instrument of RES or its subsidiaries where the outstanding balance of such debt instrument exceeds $10 million.

         (l) Written notice thirty (30) days prior to any sale, transfer or other disposition of assets of any member of the RES Controlled Group where such entity's assets (i) represent 20% or more of the book value of the assets of the RES Controlled Group on a consolidated basis, or
         (ii) generated 20% or more of the consolidated revenues or operating income.

         (m) Annual audited consolidated financial statements and quarterly financial statements.

         (n) A copy of any reportable event notice to the Director of PBGC's Corporate Finance and Negotiations Department at the same time such notice is filed.

         (o) A concurrent copy of the notice delivered to the USWA a stated in
         Article XXXIV Section 1 of the 1998 Settlement Agreement between United Steelworkers of America, AFL-CIO and BarTech and RES (or any successor notice obligation) regarding a Company decision to "close permanently a plant of discontinue permanently a department of a plant or substantial portion thereof" other than a Permitted Closure.

9. Press Release

         Before either party to this Agreement issues a press release concerning this Agreement or its terms, that party shall provide that other party to the Agreement a copy of that press release and a 24-hr time period to comment on it.

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10. Execution of Agreement

         PBGC and RES shall cooperate, in good faith, to attempt to finalize and execute definitive documentation embodying the terms and conditions set forth herein within thirty (30) days after the date of this Agreement.

Agreed and Accepted:

RES Holding Corporation                Pension Benefit Guaranty Corporation

By: /s/ David Stockman                 By: /s/ Andrea E. Schneider
    ----------------------                 -------------------------
Its: President                         Its: Chief Negotiator
Dated: November 2, 1998                Dated: October 30, 1998

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